Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045

NEWS RELEASE

FOR IMMEDIATE RELEASE                                              July 18, 2002
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President, Chief Operating Officer &
  Chief Financial Officer
(847) 615-4096
Website address: www.wintrust.com

                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
                            SECOND QUARTER EARNINGS;
                            ------------------------
                       SECOND QUARTER NET EARNINGS UP 45%
                       ----------------------------------

         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced quarterly net income of $6.3 million for the quarter ended June 30, 2002, an increase of $1.9 million, or 45%, over the $4.4 million recorded in the second quarter of 2001. On a per share basis, net income for the second quarter of 2002 totaled $0.37 per diluted common share, a $0.05 per share, or 16%, increase as compared to the 2001 second quarter total of $0.32 per diluted common share. The lower growth rate in the earnings per share as compared to net income was primarily due to the issuance of 1,488,750 additional shares of common stock in June 2001, 762,742 shares issued in the February 2002 acquisition of the Wayne Hummer Companies and the issuance of 1,185,000 additional shares of common stock in June 2002. The return on average equity for the second quarter of 2002 stood at 14.75%.

         For the first six months of 2002, net income totaled $12.7 million, or $0.77 per diluted common share, an increase of $4.4 million, or 53%, when compared to $8.3 million, or $0.61 per diluted common share, for the same period in 2001. Return on average equity for the first six months of 2002 was 15.85% versus 15.81% for the same period of 2001.

         "We are very pleased with our financial results for the first half of 2002, which was characterized by strong deposit and loan growth and sound asset quality," commented Edward J. Wehmer, President and Chief Executive Officer. "Our net interest margin continues to improve and the integration of the Wayne Hummer

Companies is progressing. We continue to be excited about the full-service financial provider capabilities that the Wayne Hummer Companies make available and are working diligently to continue our unique growth story while improving our earnings level. We completed a successful common stock offering to support our growth. We remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2002 of $1.52 per share."

         On January 24, 2002, Wintrust's Board of Directors declared a 3-for-2 stock split of its common stock, effected in the form of a 50% stock dividend, paid on March 14, 2002 to shareholders of record as of March 4, 2002. All historical share data and per share amounts have been restated to reflect this split.

         On February 20, 2002, Wintrust completed its acquisition of Wayne Hummer Investments, LLC (including its wholly owned subsidiary, Focused Investments LLC) and Wayne Hummer Asset Management Company (collectively, the "Wayne Hummer Companies"). Accounted for as a purchase, the Wayne Hummer Companies results of operations are included only since the effective date of acquisition in Wintrust's first six months of 2002 results. The integration of the Wayne Hummer Companies into the Wintrust organization is proceeding smoothly. As of June 30, 2002, we have migrated approximately $97.5 million of customers' funds from the money market mutual fund into insured bank deposits of the Wintrust banks. The introduction of bank and trust products to customers of the Wayne Hummer Companies has started, as well as the referral of banking customers to Wayne Hummer's brokerage operation. We now are actively pursuing the placement of brokerage representatives into the markets served by Wintrust banks and expect to have brokers on location at the majority of our banks before the end of the year.

         On June 14, 2002 Wintrust announced the closing of an underwritten offering of 1,185,000 shares of common stock at a price of $28.70 per share. Wintrust sold all 1,185,000 shares of common stock. In connection with the offering, Wintrust granted the underwriters of the offering a 30-day over-allotment option to purchase up to an additional 177,750 shares, which was exercised and closed in July, 2002. Net proceeds to the Company, including the over-allotment option and after deducting the underwriting discount and estimated offering expenses, were approximately $36.5 million. The net proceeds of this offering will be used to increase the capital at our existing banks, to pursue growth opportunities (internal, additional de novo locations and possible acquisitions) and for general corporate purposes.

         The results for the first six months of 2002 include pre-tax income of $1.25 million, or $754,000 after-tax, for a partial settlement related to a non-recurring charge recorded in 2000. Excluding this settlement income, net income in the first six months of 2002 was $11.9 million, or $0.72 per diluted share. Included in the first six months of 2001, is a cumulative effect of a change in accounting for interest rate caps, which resulted in an after-tax charge of $254,000, or $0.02 per diluted share.

         Wintrust's key operating measures continue to show impressive growth rates in 2002 as compared to the prior year as evidenced by the table below:



                                                           SIX MONTHS              Six Months
                                                              ENDED                   Ended               % or
                                                            JUNE 30,                June 30,        basis point (bp)
(Dollars in thousands, except per share data)                 2002                    2001               change
------------------------------------------------------  ------------------      -----------------  -------------------

Net income                                            $          12,669      $           8,267                 53.2   %
Net income per common share - Diluted                 $            0.77      $            0.61                 26.2   %

Net revenues                                          $          73,108      $          49,532                 47.6   %
Net interest income                                   $          46,585      $          35,291                 32.0   %

Net interest margin                                                3.52   %               3.63   %              (11)bp
Core net interest margin (1)                                       3.72   %               3.89   %              (17)bp
Net overhead ratio (2)                                             1.54   %               1.68   %              (14)bp
Return on average assets                                           0.88   %               0.77   %               11 bp
Return on average equity                                          15.85   %              15.81   %                4 bp

At end of period
Total assets                                          $       3,219,400      $       2,322,083                 38.6   %
Total loans, net of unearned income                   $       2,308,945      $       1,787,257                 29.2   %
Total deposits                                        $       2,608,507      $       2,055,345                 26.9   %

Book value per common share                           $           12.15      $            9.20                 32.1   %
Market price per common share                         $           34.57      $           16.57                108.6   %
Common shares outstanding (in thousands)                         16,955                 14,456                 17.3   %
-------------------------------------------------------------------------------------------------------------------------

(1) Core net interest margin excludes interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.

(2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.


         Total assets rose to $3.22 billion at June 30, 2002, an increase of $897 million, or 39%, compared to $2.32 billion a year ago, and an increase of $514 million, or 38% on an annualized basis, since December 31, 2001. Total deposits as of June 30, 2002 were $2.61 billion, an increase of $553 million, or 27%, as compared to $2.06 billion at June 30, 2001, and an increase of $294 million, or 26% on an annualized basis, since year-end 2001. Total loans grew to $2.31 billion as of June 30, 2002, a $522 million, or 29%, increase over the $1.79 billion balance as of a year ago, and a $290 million, or 29% on an annualized basis, increase since December 31, 2001.

         For the second quarter of 2002, net interest income totaled $24.4 million, increasing $6.4 million, or 36%, compared to the second quarter of 2001 and $2.2 million, or 10%, over the first quarter of 2002. Average earning assets grew $736 million over the second quarter of 2001, a 36% increase. Strong loan growth in the second quarter of 2002 continued to fuel earning asset growth as average loans increased over the first quarter of 2002 by $117 million, or 22% on an annualized basis. The net interest margin for the second quarter of 2002 was 3.56 %, compared to 3.48% in the first quarter of 2002.

         Non-interest income totaled $26.5 million for the first six months of 2002, increasing $12.3 million, or 86%, over the same period in 2001 and totaled $13.8 million in the second quarter of 2002, increasing $6.4 million, or 86%, over the second quarter of 2001. The primary contributor to these increases was the additional fees realized from the trust, asset management and brokerage services of the Wayne Hummer Companies acquired in the first quarter of 2002.

         Non-interest expense totaled $48.6 million for the first six months of 2002, increasing $16.3 million, or 51%, over the first six months of 2001 and totaled $25.9 million in the second quarter of 2002, increasing $9.6 million, or 59%, over the second quarter of 2001. Excluding the impact of the Wayne Hummer Companies, non-interest expense for the first six months of 2002 increased by $4.4 million, or 14%, compared to the first six months of 2001, while non-interest expense for the second quarter of 2002 increased by $2.5 million, or 16%, compared to the second quarter of 2001. The growth in non-interest expense, excluding the impact of the Wayne Hummer Companies, is attributable to increases in salaries and benefits and operating costs as a result of continued growth and expansion of the de novo banks, normal annual increases in salaries and increased costs of employee benefits. The net overhead ratio for the first six months of 2002 declined to 1.54% from 1.68% in the same period last year.

         Non-performing assets totaled $11.9 million, or 0.37% of total assets, at June 30, 2002, reflecting a decrease from both the December 31, 2001 level of $13.1 million, or 0.48% of total assets, and the June 30, 2001 level of $12.9 million, or 0.55% of total assets. The level of non-performing assets in the Company's loan portfolio remains low and very manageable.

         Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highland Park, Hoffman Estates, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda, McHenry and Riverside, Illinois. Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies' four proprietary mutual funds. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

         Currently, Wintrust operates a total of 31 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

                                      # # #

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS


                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                 JUNE 30,                            JUNE 30,
                                                      ------------------------------------ ---------------------------------
  (Dollars in thousands, except per share data)             2002               2001              2002             2001
  --------------------------------------------------------------------- ------------------ ---------------- ----------------
  SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
  Total assets                                        $  3,219,400      $    2,322,083
  Total deposits                                         2,608,507           2,055,345
  Total loans, net of unearned income                    2,308,945           1,787,257
  Long-term debt - trust preferred securities               51,050              51,050
  Total shareholders' equity                               205,999             132,969
  -------------------------------------------------------------------------------------

  SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                 $     24,417      $       18,015      $     46,585    $       35,291
  Net revenues                                              38,188              25,406            73,108            49,532
  Income before taxes and cumulative effect of
     accounting change                                       9,799               6,860            19,692            13,377
  Net income before cumulative effect of
     accounting change                                       6,307               4,363            12,669             8,521
  Net income                                                 6,307               4,363            12,669             8,267
  Net income per common share - Basic                         0.40                0.34              0.82              0.64
  Net income per common share - Diluted                       0.37                0.32              0.77              0.61
  --------------------------------------------------------------------------------------------------------------------------

  SELECTED FINANCIAL RATIOS AND OTHER DATA:
  Performance Ratios:
  Net interest margin                                         3.56 %              3.59  %           3.52 %            3.63%
  Core net interest margin (1)                                3.74                3.84              3.72              3.89
  Non-interest income to average assets                       1.85                1.34              1.85              1.33
  Non-interest expense to average assets                      3.47                2.95              3.38              3.01
  Net overhead ratio (2)                                      1.63                1.61              1.54              1.68
  Efficiency ratio (3)                                       67.61               63.77             65.96             65.05
  Return on average assets                                    0.85                0.79              0.88              0.77
  Return on average equity                                   14.75               16.21             15.85             15.81

  Average total assets                                $  2,992,133      $    2,214,280      $  2,897,465    $    2,162,430
  Average shareholders' equity                             171,469             107,981           161,161           105,428
  Average loan-to-average deposit ratio                       89.8 %              88.2  %           89.2 %            87.7%
  --------------------------------------------------------------------------------------------------------------------------

  Common Share Data at end of period:
  Market price per common share                       $      34.57      $        16.57
  Book value per common share                         $      12.15      $         9.20
  Common shares outstanding (in thousands)                  16,955              14,456

  Other Data at end of period:
  Allowance for loan losses                           $     16,009      $       12,111
  Non-performing assets                               $     11,921      $       12,876
  Allowance for loans losses to total loans                   0.69 %              0.68  %
  Non-performing assets to total assets                       0.37 %              0.55  %
  Number of:
    Bank subsidiaries                                            7                   7
    Non-bank subsidiaries                                        7                   3
    Banking offices                                             31                  29
  --------------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with Wintrust's Long-term Debt - Trust Preferred Securities.

(2) The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's total average assets.

(3) The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses).

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION


                                                                    (UNAUDITED)                             (Unaudited)
                                                                     JUNE 30,           December 31,          June 30,
  (In thousands)                                                       2002                 2001                2001
  --------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Cash and due from banks                                      $          60,055   $           71,575  $           46,282
  Federal funds sold and securities purchased
     under resale agreements                                             198,089               51,955             162,845
  Interest-bearing deposits with banks                                       543                  692                  60
  Available-for-sale securities, at fair value                           380,833              385,350             179,858
  Trading account securities                                               4,618                   --                  --
  Brokerage customer receivables                                          68,844                   --                  --
  Mortgage loans held-for-sale                                            27,735               42,904              19,049
  Loans, net of unearned income                                        2,308,945            2,018,479           1,787,257
      Less: Allowance for loan losses                                     16,009               13,686              12,111
  --------------------------------------------------------------------------------------------------------------------------
      Net loans                                                        2,292,936            2,004,793           1,775,146
  Premises and equipment, net                                            109,509               99,132              91,202
  Accrued interest receivable and other assets                            49,775               38,936              37,218
  Goodwill                                                                25,091                9,976              10,280
  Other intangibles                                                        1,372                  109                 143
  --------------------------------------------------------------------------------------------------------------------------

      Total assets                                             $       3,219,400   $        2,705,422  $        2,322,083
  --------------------------------------------------------------------------------------------------------------------------

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits:
    Non-interest bearing                                       $         257,298   $          254,269  $          205,414
    Interest bearing                                                   2,351,209            2,060,367           1,849,931
  --------------------------------------------------------------------------------------------------------------------------
      Total  deposits                                                  2,608,507            2,314,636           2,055,345

  Notes payable                                                           58,650               46,575              25,000
  Federal Home Loan Bank advances                                        140,000               90,000                  --
  Other borrowings                                                        71,712               28,074              15,217
  Long-term debt - trust preferred securities                             51,050               51,050              51,050
  Accrued interest payable and other liabilities                          83,482               33,809              42,502
  --------------------------------------------------------------------------------------------------------------------------

      Total liabilities                                                3,013,401            2,564,144           2,189,114
  --------------------------------------------------------------------------------------------------------------------------

  Shareholders' equity:
    Preferred stock                                                           --                   --                  --
    Common stock                                                          16,955               14,532              14,456
    Surplus                                                              147,616               97,956              96,986
    Common stock warrants                                                     96                   99                  99
    Treasury stock, at cost                                                   --                   --                  --
    Retained earnings                                                     42,789               30,995              21,500
    Accumulated other comprehensive loss                                  (1,457)              (2,304)                (72)
  --------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                         205,999              141,278             132,969
  --------------------------------------------------------------------------------------------------------------------------

      Total liabilities and shareholders' equity               $       3,219,400   $        2,705,422  $        2,322,083
  --------------------------------------------------------------------------------------------------------------------------

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                     THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                          JUNE 30,                       JUNE 30,
                                                               ------------------------------ ------------------------------
  (In thousands, except per share data)                             2002            2001            2002          2001
  ------------------------------------------------------------------------------------------- ------------------------------
  INTEREST INCOME
    Interest and fees on loans                                  $     38,366    $     37,542    $     75,027  $     74,405
    Interest bearing deposits with banks                                   5               1               8             3
    Federal funds sold and securities purchased under resale
    agreements                                                           205           1,196             498         2,318
    Securities                                                         5,211           2,651           9,711         6,446
    Trading account securities                                            56              --              80            --
    Brokerage customer receivables                                       695              --           1,185            --
  --------------------------------------------------------------------------------------------------------------------------
     Total interest income                                            44,538          41,390          86,509        83,172
  --------------------------------------------------------------------------------------------------------------------------
  INTEREST EXPENSE
    Interest on deposits                                              16,585          21,423          33,260        43,595
    Interest on Federal Home Loan Bank advances                        1,078              --           1,975            --
    Interest on notes payable and other borrowings                     1,170             664           2,113         1,710
    Interest on long-term debt - trust preferred securities            1,288           1,288           2,576         2,576
  --------------------------------------------------------------------------------------------------------------------------
     Total interest expense                                           20,121          23,375          39,924        47,881
  --------------------------------------------------------------------------------------------------------------------------
  NET INTEREST INCOME                                                 24,417          18,015          46,585        35,291
  Provision for loan losses                                            2,483           2,264           4,831         3,902
  --------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                 21,934          15,751          41,754        31,389
  --------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST INCOME
    Trust, asset management and brokerage fees                         7,431             523          12,001           973
    Fees on mortgage loans sold                                        1,934           1,948           3,951         3,472
    Service charges on deposit accounts                                  753             606           1,491         1,153
    Gain on sale of premium finance receivables                          828           1,449           1,594         2,391
    Administrative services revenue                                      931           1,121           1,753         2,142
    Net securities gains (losses)                                         62              86            (153)          372
    Other                                                              1,832           1,658           5,886         3,738
  --------------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                        13,771           7,391          26,523        14,241
  --------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST EXPENSE
    Salaries and employee benefits                                    15,400           8,735          28,762        17,213
    Occupancy, net                                                     1,609           1,178           3,153         2,422
    Equipment expense                                                  1,796           1,582           3,526         3,066
    Data processing                                                    1,042             822           2,056         1,652
    Advertising and marketing                                            533             426           1,057           733
    Professional fees                                                    685             534           1,296         1,065
    Amortization of goodwill                                              --             152              --           313
    Amortization of other intangibles                                    100              17             117            34
    Other                                                              4,741           2,836           8,618         5,755
  --------------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                       25,906          16,282          48,585        32,253
  --------------------------------------------------------------------------------------------------------------------------
  Income before taxes and cumulative effect of accounting              9,799           6,860          19,692        13,377
  change
  Income tax expense                                                   3,492           2,497           7,023         4,856
  --------------------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of accounting change                 6,307           4,363          12,669         8,521
  Cumulative effect of change in accounting for derivatives,
  net of tax                                                              --              --              --          (254)
  --------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                    $      6,307    $      4,363    $     12,669  $      8,267
  --------------------------------------------------------------------------------------------------------------------------

  BASIC EARNINGS PER SHARE:
    Income before cumulative effect of accounting change        $       0.40    $       0.34    $       0.82  $       0.66
    Cumulative effect of accounting change, net of tax                    --              --              --         (0.02)
  --------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - BASIC                           $       0.40    $       0.34    $       0.82  $       0.64
  --------------------------------------------------------------------------------------------------------------------------

  DILUTED EARNINGS PER SHARE:
    Income before cumulative effect of accounting change        $       0.37    $       0.32    $       0.77  $       0.63
    Cumulative effect of accounting change, net of tax                    --              --              --         (0.02)
  --------------------------------------------------------------------------------------------------------------------------
  NET INCOME PER COMMON SHARE - DILUTED                         $       0.37    $       0.32    $       0.77  $       0.61
  --------------------------------------------------------------------------------------------------------------------------

  CASH DIVIDENDS DECLARED PER COMMON SHARE                      $      0.000    $      0.000    $      0.060  $      0.047
  --------------------------------------------------------------------------------------------------------------------------
  Weighted average common shares outstanding                          15,948          12,992          15,513        12,957
  Dilutive potential common shares                                     1,080             693           1,013           587
  --------------------------------------------------------------------------------------------------------------------------
  Average common shares and dilutive common shares                    17,028          13,685          16,526        13,544
  --------------------------------------------------------------------------------------------------------------------------

LOANS, NET OF UNEARNED INCOME


                                                                                                 % Growth        % Growth
                                                                                                   from            From
                                             JUNE 30,         December 31,       June 30,         June 30,      December 31,
  (Dollars in thousands)                       2002               2001             2001             2001          2001 (1)
---------------------------------------------------------   ----------------- ----------------  -------------  ----------------
  BALANCE:
  Commercial and commercial real estate   $  1,134,082       $   1,007,580     $    826,364             37  %             25  %
  Home equity                                  318,397             261,049          209,149             52                44
  Residential real estate                      138,595             140,041          135,429              2                (2)
  Premium finance receivables                  459,558             348,163          345,789             33                65
  Indirect auto loans                          183,855             184,209          190,141             (3)               --
  Tricom finance receivables                    19,228              18,280           16,824             14                10
  Other loans                                   55,230              59,157           63,561            (13)              (13)
                                          ---------------    ----------------  ---------------  -------------  ----------------
    Total loans, net of unearned income   $  2,308,945       $   2,018,479     $  1,787,257             29  %             29  %
                                          ---------------    ----------------  ---------------  -------------  ----------------
  MIX:
  Commercial and commercial real estate             49  %               50  %            46  %
  Home equity                                       14                  13               12
  Residential real estate                            6                   7                8
  Premium finance receivables                       20                  17               19
  Indirect auto loans                                8                   9               11
  Tricom finance receivables                         1                   1                1
  Other loans                                        2                   3                3
                                          ---------------    ----------------  ---------------
    Total loans, net of unearned income            100  %              100  %           100  %
                                          ---------------    ----------------  ---------------

(1)  Annualized

DEPOSITS                                                                                          % Growth        % Growth
                                                                                                    from            From
                                             JUNE 30,         December 31,       June 30,         June 30,      December 31,
  (Dollars in thousands)                       2002               2001             2001             2001          2001 (1)
---------------------------------------------------------   ----------------- ----------------  -------------  ----------------
  BALANCE:
   Non-interest bearing                   $    257,298       $     254,269     $    205,414             25  %              2  %
   NOW                                         292,370             286,860          193,752             51                 4
   Money market                                356,352             335,881          296,362             20                12
   Brokerage customer deposits                  97,531                  --               --             --                --
   Savings                                     133,110             132,514          105,097             27                 1
   Time certificate of deposits              1,471,846           1,305,112        1,254,720             17                26
                                          ---------------    ----------------  ---------------  -------------  ----------------
    Total deposits                        $  2,608,507       $   2,314,636     $  2,055,345             27  %             26  %
                                          ---------------    ----------------  ---------------  -------------  ----------------
  MIX:
   Non-interest bearing                             10  %               11  %            10 %
   NOW                                              11                  12                9
   Money market                                     14                  15               15
   Brokerage customer deposits                       4                  --               --
   Savings                                           5                   6                5
   Time certificate of deposits                     56                  56               61
                                          ---------------    ----------------  ---------------
    Total deposits                                 100  %              100  %           100  %
                                          ---------------    ----------------  ---------------

(1) Annualized


Previously, Wintrust indicated its intentions to attempt to migrate funds from the money market mutual fund balances managed by Wayne Hummer Asset Management Company into deposit accounts of the Wintrust affiliate banks. Consistent with reasonable interest rate risk parameters, the funds will generally be invested in excess loan production of the affiliate banks as well as other investments suitable for banks. As of June 30, 2002, $97.5 million had migrated into the insured bank deposit product at the affiliate banks. The migration of additional funds to the affiliate banks is subject to the desire of the customers to make the transition of their funds into FDIC insured bank accounts, capital capacity of the Company and the availability of suitable investments in which to deploy the funds. Wintrust estimates that approximately $200-$300 million in total may be migrated to bank deposits by year-end.

NET INTEREST INCOME

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended June 30, 2002 and 2001:


                                                        FOR THE QUARTER ENDED                    For the Quarter Ended
                                                            JUNE 30, 2002                            June 30, 2001
                                               ---------------------------------------- -----------------------------------------
(Dollars in thousands)                             AVERAGE      INTEREST       RATE         Average       Interest       Rate
                                               ---------------------------------------- -----------------------------------------
Liquidity management assets (1) (2)             $      484,483  $     5,444     4.51 %    $    302,848    $     3,863    5.12 %
Other earning assets (3)                                71,100          751     4.24                --             --      --
Loans, net of unearned income (2) (4)                2,218,968       38,534     6.97         1,735,696         37,741    8.72
                                               ---------------------------------------- -----------------------------------------
   Total earning assets                         $    2,774,551  $    44,729     6.47 %    $  2,038,544    $    41,604    8.19 %
                                               ---------------------------------------- -----------------------------------------

Interest-bearing deposits                       $    2,203,247  $    16,585     3.02 %    $  1,769,910    $    21,423    4.85 %
Federal Home Loan Bank advances                        104,938        1,078     4.12                --             --      --
Notes payable and other borrowings                     164,587        1,170     2.85            46,915            664    5.68
Long-term debt - trust preferred securities             51,050        1,288    10.09            51,050          1,288   10.09
                                               ---------------------------------------- -----------------------------------------
   Total interest-bearing liabilities           $    2,523,822  $    20,121     3.20 %    $  1,867,875    $    23,375    5.02 %
                                               ---------------------------------------- -----------------------------------------

Tax-equivalent net interest income                              $    24,608                               $    18,229
                                                              --------------                            --------------
Net interest margin                                                             3.56 %                                   3.59 %
                                                                           -------------                             ------------
Core net interest margin (5)                                                    3.74 %                                   3.84 %
                                                                           -------------                             ------------

------------------------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.

(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended June 30, 2002 and 2001 were $191,000 and $214,000, respectively.

(3) Other earning assets include brokerage customer receivables and trading account securities.

(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.

(5) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.


Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended June 30, 2002 totaled $24.6 million, an increase of $6.4 million, or 35%, as compared to the $18.2 million recorded in the same quarter of 2001. Average loans in the second quarter of 2002 increased $483 million, or 28%, over the second quarter of 2001. This growth helped offset the lower spreads as a result of the eleven rate cuts by the Federal Reserve in 2001 totaling 475 basis points.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the second quarter of 2002 the net interest margin was 3.56%, a decrease of three basis points when compared to the net interest margin of 3.59% in the prior year second quarter. This decline resulted primarily from the effects of continued decreases during 2001 in short-term rates causing compression in the spread between the rates on interest-bearing liabilities and the yields on earning assets. Spread compression results when deposit rates cannot be reduced commensurate with changes in market rates due to current low level of rates paid on certain deposit accounts. The core net interest margin, which excludes the interest expense related to Wintrust's Long-term Debt - Trust Preferred Securities, was 3.74% for the second quarter of 2002, and decreased 10 basis points when compared to the prior year second quarter's core margin of 3.84%. In the absence of additional rate cuts by the Federal Reserve and a changing yield curve, Wintrust's net interest margin improved by eight basis points when compared to the first quarter of 2002. This improvement was a result of total funding costs declining by 21 basis points while the yield on total earning assets declined by nine basis points. Interest-bearing deposits accounted for the majority of the decline in the cost of funding, decreasing by 20 basis points from the first quarter of 2002.

The yield on total earning assets for the second quarter of 2002 was 6.47% as compared to 8.19% in 2001, a decrease of 172 basis points resulting primarily from the effect of decreases in general market rates on liquidity management assets and loans. The other earning assets shown in the second quarter of 2002 reflect interest-bearing brokerage customer receivables and trading account securities managed at the Wayne Hummer Companies. The yield on earning assets is heavily dependent on the yield on loans since average loans comprised approximately 80% of total average earning assets. The second quarter 2002 yield on loans was 6.97%, a 175 basis point decrease when compared to the prior year second quarter yield of 8.72%. The average prime lending rate was 4.75% during the second quarter of 2002 versus 7.35% for the second quarter of 2001, reflecting a decrease of 260 basis points. Wintrust's loan portfolio does not re-price in a parallel fashion to decreases or increases in the prime rate due to a portion of the portfolio being longer-term fixed rate loans.

The rate paid on interest-bearing liabilities for the second quarter of 2002 was 3.20%, compared to 5.02% in the second quarter of 2001, a decline of 182 basis points. Interest-bearing deposits accounted for 87% of total interest-bearing funding in the second quarter of 2002, compared to 95% in the same period of 2001. The rate paid on interest-bearing deposits averaged 3.02% for the second quarter of 2002 versus 4.85% for the same quarter of 2001, a decrease of 183 basis points. During 2001, Wintrust initiated borrowing from the Federal Home Loan Bank ("FHLB"). The Company initially borrowed from the FHLB in the third and fourth quarters of 2001 and borrowed an additional $50 million in the second quarter of 2002. The increase in notes payable and other borrowings in the second quarter of 2002 was a result of the funding at the Wayne Hummer Companies for the brokerage customer receivables, additional funding required for the purchase of the Wayne Hummer Companies and borrowings utilized to fund the additional capital requirements of the subsidiary banks. The rate paid on Federal Home Loan Bank advances, notes payable and other borrowings decreased 233 basis points to 3.35% in the second quarter of 2002 as compared to 5.68% in the second quarter of 2001.

The following table presents a summary of Wintrust's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six-month periods ended June 30, 2002 and 2001:



                                                       FOR THE SIX MONTHS ENDED                 For the Six Months Ended
                                                           JUNE 30, 2002                           June 30, 2001
                                               ---------------------------------------- -----------------------------------------
(Dollars in thousands)                               AVERAGE      INTEREST      RATE          Average        Interest    Rate
                                               ---------------------------------------- -----------------------------------------
Liquidity management assets (1) (2)              $     468,103  $     10,260    4.42  %   $    310,887    $     8,796    5.71 %
Other earning assets (3)                                58,082         1,265    4.39                --             --      --
Loans, net of unearned income (2) (4)                2,162,593        75,383    7.03         1,674,309         74,795    9.01
                                               ---------------------------------------- -----------------------------------------
   Total earning assets                          $   2,688,778  $     86,908    6.52  %   $  1,985,196    $    83,591    8.49 %
                                               ---------------------------------------- -----------------------------------------

Interest-bearing deposits                        $   2,151,117  $     33,260    3.12  %   $  1,720,246    $    43,595    5.11 %
Federal Home Loan Bank advances                         97,735         1,975    4.08                --             --      --
Notes payable and other borrowings                     139,325         2,113    3.06            57,348          1,710    6.01
Long-term debt - trust preferred securities             51,050         2,576   10.09            51,050          2,576   10.09
                                               ---------------------------------------- -----------------------------------------
   Total interest-bearing liabilities            $   2,439,227  $     39,924    3.30  %   $  1,828,644    $    47,881    5.28 %
                                               ---------------------------------------- -----------------------------------------

Tax-equivalent net interest income                              $     46,984                              $    35,710
                                                              ---------------                           --------------
Net interest margin                                                             3.52  %                                  3.63 %
                                                                            ------------                             ------------
Core net interest margin (5)                                                    3.72  %                                  3.89 %
                                                                            ------------                             ------------

------------------------------------------------------------------------------------------------------------------------------------

(1) Liquidity management assets include available-for-sale securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the six months ended June 30, 2002 and 2001 were $399,000 and $419,000, respectively.
(3) Other earning assets include brokerage customer receivables and trading account securities.
(4) Loans, net of unearned income includes mortgages held for sale and non-accrual loans.
(5) The core net interest margin excludes the impact of Wintrust's Long-term Debt - Trust Preferred Securities.

NON-INTEREST INCOME

For the second quarter of 2002, non-interest income totaled $13.8 million and increased $6.4 million over the prior year quarter. Significant increases were realized in trust, asset management and brokerage fees as a result of the Wayne Hummer Companies acquisition during the first quarter of 2002. The increase in trust, asset management and brokerage fees was offset by decreases in gains from the sale of premium finance receivables, administrative services revenue from Tricom, Inc. and income from certain covered call option transactions.

Trust, asset management and brokerage fees is comprised of the asset management revenue of Wayne Hummer Trust Company (name changed from Wintrust Asset Management Company in May 2002) and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at the Wayne Hummer Companies. The increase in this category, up $6.9 million over the second quarter of 2001, is primarily attributable to the revenues from the Wayne Hummer Companies. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream. This commitment is evidenced by the acquisition of the Wayne Hummer Companies. Non-interest income comprised approximately 29% of total net revenues in the second quarter of 2001. Primarily as a result of the Wayne Hummer Companies acquisition, this has increased to approximately 36% for the second quarter of 2002.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended June 30, 2002, these fees totaled $1.9 million, a slight decrease of $14,000, or 1%, from the prior year second quarter and down slightly from the $2.0 million recorded in the first quarter of 2002. Although these fees are a continuous source of revenue, these fees continue to be benefited by higher levels of mortgage origination volumes, particularly refinancing activity, caused by the low level of mortgage interest rates. Management anticipates that the levels of refinancing activity may taper off for the remainder of 2002, barring any further reductions in mortgage interest rates.

Service charges on deposit accounts totaled $753,000 for the second quarter of 2002, an increase of $147,000, or 24%, when compared to the same quarter of 2001. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

As a result of continued strong loan originations of premium finance receivables, Wintrust sold premium finance receivables to an unrelated third party in the second quarter of 2002 and recognized gains of $828,000 related to this activity, compared with $1.4 million of recognized gains in the second quarter of 2001. Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the second quarter of 2002, the ratio was approximately 90%. Accordingly, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $931,000 to total non-interest income in the second quarter of 2002, a decrease of $190,000 from the second quarter of 2001 and an increase of $109,000 from the first quarter of 2002. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. The revenue growth at Tricom had stagnated in previous quarters due to the general slowdown in the United States economy and the reduction in the placement of temporary staffing individuals by Tricom's customers. This business segment appears to be rebounding as exhibited by the higher levels of revenue recorded by Tricom when compared to the first quarter of 2002. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

For the first six months of 2002, total non-interest income was $26.5 million and increased $12.3 million, or 86%, when compared to the same period in 2001. Excluding the impact of the Wayne Hummer Companies, contributing $11.2 million of fee revenue, and the $1.25 million partial settlement related to the premium finance defalcation that was recovered in the first quarter of 2002, non-interest income for the first six months of 2002 decreased by $186,000, or 1%, compared to the first six months of 2001. This slight decrease was comprised of decreases in recognized gains related to the sale of premium finance receivables to an unrelated third party of $797,000, lower administrative services revenue contributed by Tricom of $389,000 and lower net securities gains of $525,000. These decreases were offset by an increase in fees on mortgage loans sold from originating and selling residential real estate loans into the secondary market of $479,000, higher service charges on deposit accounts of $338,000 due to a higher deposit base and a larger number of accounts at the banking subsidiaries and higher other miscellaneous sources of revenue totaling $549,000.


NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2002 totaled $25.9 million and increased $9.6 million, or 59%, from the second quarter 2001 total of $16.3 million. Operating expenses of the Wayne Hummer Companies, the continued growth and expansion of the banks with additional branches and the growth in the premium finance business are the major causes for this increase. Since June 30, 2001 total deposits and total loans have increased 27% and 29%, respectively, requiring higher levels of staffing and other costs to both attract and service the larger customer base. Excluding the impact of the Wayne Hummer Companies, total non-interest expense increased $2.5 million, or 16%, when compared to the second quarter of 2001, well below the pace of the balance sheet growth.

Salaries and employee benefits totaled $15.4 million for the second quarter of 2002, an increase of $6.7 million, or 76%, as compared to the prior year's second quarter total of $8.7 million. This increase was primarily due to the employee costs associated with the Wayne Hummer Companies, increases in salaries and employee benefit costs as a result of continued growth and expansion of the de novo banks and normal annual increases in salaries and the employee benefit costs. Excluding the impact of the Wayne Hummer Companies, total salaries and employee benefits expense increased $1.5 million, or 18%, when compared to the second quarter of 2001 and decreased slightly by $59,000, or less than 1%, when compared to the first quarter of 2002.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year second quarter due to the acquisition of the Wayne Hummer Companies and the general growth and expansion of the banks. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year first quarter due mainly to the factors mentioned earlier.

On a year-to-date basis non-interest expense totaled $48.6 million and increased $16.3 million, or 51%, over the first six months of 2001. The Wayne Hummer Companies contributed $11.9 million of this increase. The $4.4 million increase, excluding the Wayne Hummer Companies, is predominantly due to a $2.8 million increase in salaries and employee benefits costs and the higher general operating costs associated with operating additional and larger banking offices. Despite balance sheet growth in loans and deposits of near 30%, Wintrust's net overhead ratio, excluding the impact of the Wayne Hummer Companies, decreased from 1.68% for the first six months of 2001 to 1.49% for the comparable period in 2002.

ASSET QUALITY

Allowance for Loan Losses
A reconciliation of the activity in the balance of the allowance for loan losses for the three and six months ended June 30, 2002 and 2001 is shown as follows:



                                                                THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                     JUNE 30,                            JUNE 30,
                                                       ---------------------------------- ----------------------------------
(Dollars in thousands)                                       2002              2001             2002               2001
----------------------------------------------------   ----------------  ---------------- ----------------  ----------------
BALANCE AT BEGINNING OF PERIOD                          $   14,697        $  11,067       $     13,686      $     10,433
PROVISION FOR LOAN LOSSES                                    2,483            2,264              4,831             3,902

CHARGE-OFFS:
   Commercial and commercial real estate loans                 178              278                403               375
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                --               13                 --                13
   Consumer and other loans                                     73               10                148                20
   Premium finance receivables                                 977              836              1,844             1,548
   Indirect automobile loans                                   187              203                475             2,490
   Tricom finance receivables                                    9               --                  9                --
                                                       ----------------  ---------------- ----------------  ----------------
     Total charge-offs                                       1,424            1,340              2,879             2,446
                                                       ----------------  ---------------- ----------------  ----------------

RECOVERIES:
   Commercial and commercial real estate loans                 115                2                135                 4
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                --               --                 --                --
   Consumer and other loans                                     12               --                 12                --
   Premium finance receivables                                  66               83                129               129
   Indirect automobile loans                                    40               35                 70                89
   Tricom finance receivables                                   20               --                 25                --
                                                       ----------------  ---------------- ----------------  ----------------
     Total recoveries                                          253              120                371               222
                                                       ----------------  ---------------- ----------------  ----------------
NET CHARGE-OFFS                                             (1,171)          (1,220)           (2,508)            (2,224)
                                                       ----------------  ---------------- ----------------  ----------------
BALANCE AT JUNE 30                                      $   16,009        $  12,111       $     16,009      $     12,111
                                                       ----------------  ---------------- ----------------  ----------------

ANNUALIZED NET CHARGE-OFFS (RECOVERIES) AS A
   PERCENTAGE OF AVERAGE:
   Commercial and commercial real estate loans                0.02   %         0.15   %           0.05   %          0.11   %
   Home equity loans                                            --               --                 --                --
   Residential real estate loans                                --             0.03                 --              0.02
   Consumer and other loans                                   0.41             0.06               0.44              0.06
   Premium finance receivables                                0.84             0.84               0.82              0.81
   Indirect automobile loans                                  0.32             0.36               0.44              0.42
   Tricom finance receivables                                (0.24)              --              (0.18)               --
                                                       ----------------  ---------------- ----------------  ----------------
     Total loans, net of unearned income                      0.21   %         0.28   %           0.24   %          0.27   %
                                                       ----------------  ---------------- ----------------  ----------------

Net charge-offs as a percentage of  the
   provision for loan losses                                 47.16   %        53.89   %          51.91   %         57.00   %
                                                       ----------------  ---------------- ----------------  ----------------
Loans at June 30                                                                          $  2,308,945      $  1,787,257
                                                                                          ----------------  ----------------
Allowance as a percentage of loans at period-end                                                  0.69   %          0.68   %
                                                                                          ----------------  ----------------

Past Due Loans and Non-performing Assets
The following table sets forth Wintrust's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.



                                                                     JUNE 30,       March 31,    December 31,       June 30,
(Dollars in thousands)                                                 2002           2002           2001             2001
----------------------------------------------------------------- --------------- ------------- ---------------- --------------
PAST DUE GREATER THAN 90 DAYS AND STILL ACCRUING:
  Residential real estate and home equity                         $          16   $       136   $          168    $       389
  Commercial, consumer and other                                          1,055           208            1,059            866
  Premium finance receivables                                             2,141         1,582            2,402          2,982
  Indirect automobile loans                                                 340           249              361            372
  Tricom finance receivables                                                 --            --               --             --
                                                                  --------------- ------------- ---------------- --------------
      Total past due greater than 90 days and still accruing              3,552         2,175            3,990          4,609
                                                                  --------------- ------------- ---------------- --------------

NON-ACCRUAL LOANS:
  Residential real estate and home equity                                   401         1,912            1,385            411
  Commercial, consumer and other                                          1,528           742            1,180            978
  Premium finance receivables                                             5,417         6,277            5,802          6,392
  Indirect automobile loans                                                 163           266              496            274
  Tricom finance receivables                                                104           104              104            112
                                                                  --------------- ------------- ---------------- --------------
      Total non-accrual                                                   7,613         9,301            8,967          8,167
                                                                  --------------- ------------- ---------------- --------------

TOTAL NON-PERFORMING LOANS:
  Residential real estate and home equity                                   417         2,048            1,553            800
  Commercial, consumer and other                                          2,583           950            2,239          1,844
  Premium finance receivables                                             7,558         7,859            8,204          9,374
  Indirect automobile loans                                                 503           515              857            646
  Tricom finance receivables                                                104           104              104            112
                                                                  --------------- ------------- ---------------- --------------
      Total non-performing loans                                         11,165        11,476           12,957         12,776
                                                                  --------------- ------------- ---------------- --------------
OTHER REAL ESTATE OWNED                                                     756           100              100            100
                                                                  --------------- ------------- ---------------- --------------
TOTAL NON-PERFORMING ASSETS                                       $      11,921   $    11,576   $       13,057    $    12,876
                                                                  --------------- ------------- ---------------- --------------

TOTAL NON-PERFORMING LOANS BY CATEGORY AS A PERCENT
  OF ITS OWN RESPECTIVE CATEGORY:
  Residential real estate and home equity                                  0.09%         0.48%            0.39%          0.23%
  Commercial, consumer and other                                           0.22          0.08             0.21           0.21
  Premium finance receivables                                              1.64          1.90             2.36           2.71
  Indirect automobile loans                                                0.27          0.28             0.47           0.34
  Tricom finance receivables                                               0.54          0.59             0.57           0.67
                                                                  --------------- ------------- ---------------- --------------
      Total non-performing loans                                           0.48%         0.53%            0.64%          0.71%
                                                                  --------------- ------------- ---------------- --------------

Total non-performing assets as a
   percentage of total assets                                              0.37%         0.39%            0.48%          0.55%
                                                                  --------------- ------------- ---------------- --------------

Allowance for loan losses as a
   percentage of non-performing loans                                    143.39%       128.07%          105.63%         94.79%
                                                                  --------------- ------------- ---------------- --------------

The provision for loan losses totaled $2.5 million for the second quarter of 2002, an increase of $219,000 from a year earlier. For the quarter ended June 30, 2002 net charge-offs totaled $1.2 million, essentially unchanged from the $1.2 million of net charge-offs recorded in the same period of 2001. On a ratio basis annualized net charge-offs as a percentage of average loans decreased to 0.21% in the second quarter of 2002 from 0.28% in the same period in 2001.

On a year-to-date basis the provision for loan losses totaled $4.8 million for the first six months of 2002, an increase of $929,000 over the same period last year. Net charge-offs for the first six months of 2002 increased slightly to $2.5 million, a $284,000 or 13% increase over the $2.2 million recorded in the same period last year. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.24% for the first six months of 2002 from 0.27% in the first six months of 2001.

Management has actively monitored and pursued methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios (See "Past Due Loans and Non-performing Assets"). Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate, Commercial, Consumer and Other Loans

Total non-performing loans for Wintrust's residential real estate, commercial, consumer and other loans were $3.0 million, unchanged from the $3.0 million reported at March 31, 2002, but down from the $3.8 million reported at December 31, 2001. These loans consist primarily of a small number of commercial, residential real estate and home equity loans, which management believes are well secured and in the process of collection. The small number of such non-performing loans allows management to monitor the status of these credits and work with the borrowers to resolve these problems effectively.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of June 30, 2002 and 2001, and the amount of net charge-offs for the six months then ended.

  (Dollars in thousands)                                                             JUNE 30, 2002           June 30, 2001
------------------------------------------------------------------------------    ---------------------  ----------------------
 Non-performing premium finance receivables                                        $         7,558        $          9,374
    - as a percent of premium finance receivables                                             1.64%                   2.71%

 Net charge-offs of premium finance receivables                                    $         1,715        $          1,419
    - annualized as a percent of premium finance receivables                                  0.82%                   0.81%
------------------------------------------------------------------------------    ---------------------  ----------------------

The improvement in the level of non-performing premium finance receivables since June 30, 2001 is indicative of actions taken by management. As noted in Wintrust's prior quarterly earnings releases in 2001 Wintrust has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary that had relatively small balances and higher than normal delinquency rates. The business associated with those accounts has become a less significant percent of the entire portfolio and is nearly extinguished. Management continues to see progress in this portfolio and continues to expect the level of non-performing loans related to this portfolio to remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $503,000 at June 30, 2002, decreasing from $857,000 at December 31, 2001 and $646,000 at June 30, 2001. The ratio of these non-performing loans to total indirect automobile loans decreased to 0.27% of total indirect automobile loans at June 30, 2002 from 0.47% at December 31, 2001 and 0.34% at June 30, 2001. As noted in the Allowance for Loan Losses table net charge-offs as a percent of total indirect automobile loans has decreased from 0.36% in the second quarter of 2001 to 0.32% in the second quarter of 2002. The level of non-performing and net charge-offs of indirect automobile loans continues to be below standard industry ratios for this type of lending. Due to the impact of the current economic and competitive environment surrounding this type of lending, management continues to de-emphasize, in relation to other loan categories, growth in the indirect automobile loan portfolio. Indirect automobile loans at June 30, 2002 were $184 million, unchanged from December 31, 2001 but down $6 million, or 3% from June 30, 2001.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust's financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisition of the Wayne Hummer Companies, the ability to pursue acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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